EXHIBIT 99.1



                                                                    Exhibit 99.1

       Cost-U-Less Reports Earnings of 8 cents per share for Third Quarter
                        Discussions with ASSI Terminated

Preston, WA, November 4, 2003
-----------------------------

Third Quarter 2003

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported net income of $281,000, or $0.08 per fully diluted share outstanding, for the third fiscal quarter ended September 28, 2003, compared to net income of $207,000, or $0.06 per fully diluted share outstanding, for the corresponding quarter last year.

Same store sales (stores open a full 13 months) rose 9.9% for the third quarter of fiscal 2003 compared to the same quarter a year ago. Total sales for the quarter decreased 2.2% to $42.3 million compared to $43.2 million for the same period a year ago as sales lost due to the temporary closure of the Company's Dededo store in Guam were largely offset by sales increases in most of the other stores. As previously reported by the Company, the Dededo store suffered substantial damage from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002. As announced on October 10, 2003, the Company had a very successful reopening of this store on October 3, 2003. For the third quarter of fiscal 2003, the Company's gross margins rose 1.2 points to 18.4% of sales as compared to 17.2% for the same period a year ago.

"We've had another excellent quarter of sales and earnings," said J. Jeffrey Meder the Company's President and Chief Executive Officer. "Throughout this fiscal year our remaining stores have picked up most of the slack in sales from our closed Guam store. At the same time, we have been able to enjoy improved margins which has offset the costs of pursuing a transaction with ASSI."

The improvement in gross margin resulted from several factors including better sourcing, pricing, merchandising and mix of goods in the Company's stores. Gross margin also improved as a result of lower business-to-business sales, which typically provide a lower gross margin but are executed at minimal direct expense.

Store opening costs of $160,000 for the third quarter of fiscal 2003 resulted from expenses associated with the reopening of the Dededo store in Guam as mentioned above.

For the first three quarters of fiscal 2003 net income increased to $813,000, or $0.22 per fully diluted share outstanding, compared to net income of $89,000, or $0.02 per fully diluted share outstanding, for the corresponding period last year. Same store sales rose 6.2 % for the first three quarters of fiscal 2003 compared to the same period a year ago. Total sales for the first three quarters decreased 3.3% to $126.6 million compared to $130.9 million for the same period a year ago as sales lost due to the temporary closure of the Company's Dededo store in Guam (reopened October 3, 2003), were largely offset by sales increases in most of the other stores. For first three quarters of fiscal 2003 gross margins improved 1.4 points to 17.8% of sales as compared to 16.4% compared to the same period a year ago.

Discussions with ASSI

The Company also announced today that its discussions with ASSI, Inc. regarding a potential cash investment in unregistered newly-issued shares of the Company's common stock have been terminated. The Company initially announced discussions with ASSI concerning a potential acquisition of the

Company on June 24, 2003, and provided an update on October 10, 2003, to reflect discussion of a potential cash investment.

"Both parties have worked intensely over the past few months to put together a mutually beneficial strategic transaction, but a number of factors have led us to the mutual conclusion that it isn't going to happen at this time" said Meder. "Still, we believe that ASSI will continue, as a shareholder, to be very supportive of our efforts to maximize long-term value by focusing on strengthening our competitive position, improving same store sales and gross margins, and identifying opportunities for the resumption of growth."

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation: future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; and political and regulatory instability in various geographic regions. In addition, these statements are subject to risks associated with the ongoing negotiations with ASSI, Inc. regarding the possibility of acquiring all outstanding shares of the Company's common stock, including any adverse effect on employee morale and retention, the diversion of management resources and attention, and significant costs incurred in connection with negotiations, including legal, accounting and financial advisory services, as well as other risks and uncertainties detailed in the Company's filings with the SEC.
For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141

                                COST-U-LESS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                                   (Unaudited)


                                                                       13 Weeks Ended                 39 Weeks Ended
                                                                -----------------------------   ----------------------------
                                                                September 28,   September 29,   September 28,   September 29,
                                                                     2003           2002            2003            2002
                                                                ------------    ------------    ------------    ------------
Net sales .................................................     $    42,258     $    43,215     $   126,602     $   130,878
Merchandise costs .........................................          34,498          35,787         104,070         109,471
                                                                -----------     -----------     -----------     -----------
Gross profit ..............................................           7,760           7,428          22,532          21,407

Operating expenses:
     Store ................................................           5,426           5,533          16,094          16,627
     General and administrative ...........................           1,568           1,364           4,708           4,421
     Store openings .......................................             160               2             208              14
                                                                -----------     -----------     -----------     -----------
Total operating expenses ..................................           7,154           6,899          21,010          21,062
                                                                -----------     -----------     -----------     -----------

Operating income ..........................................             606             529           1,522             345

Other income (expense):
     Interest expense, net ................................            (114)            (84)           (319)           (287)
     Other ................................................             (11)           (103)            160              91
                                                                -----------     -----------     -----------     -----------
Income before income taxes ................................             481             342           1,363             149

Income tax provision ......................................             200             135             550              60
                                                                -----------     -----------     -----------     -----------
Net income ................................................     $       281     $       207     $       813     $        89
                                                                ===========     ===========     ===========     ===========

Earnings per common share:
     Basic ................................................     $      0.08     $      0.06     $      0.23     $      0.02
                                                                ===========     ===========     ===========     ===========
     Diluted ..............................................     $      0.08     $      0.06     $      0.22     $      0.02
                                                                ===========     ===========     ===========     ===========

Weighted average common shares outstanding, basic .........       3,606,376       3,606,376       3,606,376       3,606,376
                                                                ===========     ===========     ===========     ===========
Weighted average common shares outstanding, diluted .......       3,703,041       3,611,129       3,630,341       3,652,983
                                                                ===========     ===========     ===========     ===========

                                COST-U-LESS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                   (Unaudited)

                                                                                           September 28,   December 29,
                                    ASSETS                                                     2003            2002
                                    ------                                                 ------------    ------------
Current assets:
     Cash and cash equivalents .........................................................      $ 3,121         $ 2,383
     Insurance receivable ..............................................................          706           1,460
     Accounts receivable, net ..........................................................        1,506           2,517
     Inventories, net ..................................................................       21,882          18,626
     Other current assets ..............................................................        1,443             911
                                                                                              -------         -------
          Total current assets .........................................................       28,658          25,897

Property and equipment, net ............................................................       12,850          13,510
Deposits and other assets ..............................................................          778             783
                                                                                              -------         -------

          Total assets .................................................................      $42,286         $40,190
                                                                                              =======         =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------
Current liabilities:
     Line of credit ....................................................................      $ 3,394         $ 2,367
     Accounts payable ..................................................................       15,736          15,449
     Accrued expenses and other liabilities ............................................        3,388           3,107
     Current portion of long-term debt .................................................          267             267
                                                                                              -------         -------
          Total current liabilities ....................................................       22,785          21,190

Other long-term liabilities ............................................................          551             594
Long-term debt, less current portion ...................................................        2,611          2 ,811
                                                                                              -------         -------
          Total liabilities ............................................................       25,947          24,595

Commitments and contingencies

Shareholders' equity ...................................................................       16,339          15,595
                                                                                              -------         -------

          Total liabilities and shareholders' equity....................................      $42,286         $40,190
                                                                                              =======         =======